FOR IMMEDIATE RELEASE

MIDDLESEX WATER COMPANY SUBSIDIARY TO MANAGE AVALON WATER, WASTEWATER AND STORMWATER SYSTEMS

Middlesex Water Company to manage Avalon system starting July 1, 2012

(AVALON and ISELIN, NJ) March 19, 2012 —The Borough of Avalon, NJ has awarded a new management contract to Middlesex Water Company for the operation of the Borough’s water and sewer utility. The contract begins on July 1, 2012 and runs through June, 2022. Middlesex Water Company will replace the New Jersey American Water Company as the management company responsible for the day to day operations of the utility.

Middlesex Water Company (NASDAQ:MSEX) is a provider of water and wastewater and related services, primarily in New Jersey and Delaware. Its subsidiary, Utility Service Affiliates, Inc., (USA), has entered into a contract with the Borough of Avalon to operate and manage the Borough’s water, wastewater and storm water collection systems under a ten-year agreement. Avalon is one of New Jersey’s premier beach communities with a summer population of approximately 30,000-40,000 persons.

“We are very pleased to welcome Middlesex Water Company as a new municipal partner in the Borough of Avalon,” said Avalon Mayor Martin Pagliughi. “Middlesex Water Company has a stellar reputation with its management of other water and sewer systems throughout the state. This new ten-year agreement will provide long term stability for the utility while allowing us to keep maintenance and capital costs down.”

“We look forward to working with the Borough of Avalon, NJ in delivering quality water, wastewater and storm water collection services to area residents,” said Dennis W. Doll, Middlesex Water President and CEO. “Our team looks forward to serving customer needs and to leveraging our technical expertise and our commitment to operational excellence for the benefit of Borough residents,” he added.

The management responsibilities for Middlesex Water Company include all billing operations, meter installations, customer service issues, emergency response involving water and sewer line breaks, and the day to day operations of the water, sewer, and storm water system. The New Jersey American Water Company is working with Middlesex Water Company during the first six months of 2012 to make the transition as seamless as possible.

The Borough of Avalon issued a Request for Proposal regarding the management of the Borough’s water and sewer system and solicited a ten-year management contract. The New Jersey American Water Company submitted a three-year bid, while Middlesex Water Company submitted the requested ten-year bid. Middlesex Water Company was awarded the contract based on its long term commitment to Avalon, excellent references, confidence in a smooth transition, and a reasonable pricing model.

The company will employ between three to six people working full time in the Borough at all times to handle day to day operations including the maintenance of well stations and pumping stations; conducting inspections; and installing water meters. The Avalon Department of Public Works will host the Middlesex Water Company employees in their building at 13th Street and Dune Drive.

About Middlesex Water Company

Middlesex Water Company, headquartered in Iselin, NJ, is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware. The Company, now in its 115th year, provides regulated and unregulated water and wastewater utility services through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Scott J. Wahl

Public Information Officer

Borough of Avalon

3100 Dune Drive
(609) 967-7057

Avalon, NJ 08202

swahl@avalonboro.org

Bernadette Sohler,
Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, NJ 08830

(732) 638-7549

bsohler@middlesexwater.com